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                                                                     EXHIBIT 3.1

                   SECOND AMENDED AND RESTATED CERTIFICATE OF
                          SALTON/MAXIM HOUSEWARES, INC.

            SALTON/MAXIM HOUSEWARES, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

            1. The name of the corporation is SALTON/MAXIM HOUSEWARES, INC. (the "Corporation"). The Corporation was incorporated under the same name, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 25, 1991. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 6, 1991, and amended on August 13, 1991.

            2. This Second Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of the Corporation, and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

            3. The text of the Certificate of Incorporation of the Corporation as heretofore amended or supplemented is hereby restated to read in its entirety as follows:

            FIRST: The name of the Corporation (the "Corporation") is:

                          SALTON/MAXIM HOUSEWARES, INC.

            SECOND: The address of the Corporation's current registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at that address, upon whom legal process against the Corporation may be served, is The Corporation Trust Company.

            THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware. The Corporation is to have perpetual existence.

            FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue in the aggregate is Twenty-Two Million (22,000,000), of which Twenty Million (20,000,000) shares shall be common stock with a par value of $0.01 per share, and Two Million (2,000,000) shares shall be preferred stock with a par value of $0.01 per share.

(1)   Common Stock

            (a) Each holder of record of shares of Common Stock shall be entitled to vote at all meetings of the stockholders and shall have one vote for each share held by him of record.

            (b) Subject to the prior rights of the holders of all classes or series of stock at the time outstanding having prior rights as to dividends, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors out of the assets of

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the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

(2)   Preferred Stock

            The Board of Directors is authorized, subject to any limitations prescribed by law, to provide from time-to-time for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish the characteristics of each series including the following:

            (a) the number of shares of that series, which may subsequently be increased or decreased (but not below the number of shares of that series then outstanding) by resolution of the Board of Directors, and the distinctive designation thereof;

            (b) the voting powers, full or limited, if any, of the shares of that series;

            (c) the rights in respect of dividends on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on shares of that series and any limitations, restrictions or conditions on the payment of dividends;

            (d) the relative amounts, and the relative rights or priority, if any, of payment in respect of shares of that series, which the holders of the shares of that series shall be entitled to receive upon any liquidation, dissolution or winding up of the Corporation;

            (e) the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption dates), if any, upon which all or any part of the shares of that series may be redeemed, and any limitations, restrictions or conditions on such redemption;

            (f) the terms, if any, of any purchase, retirement or sinking fund to be provided for the shares of that series;

            (g) the terms, if any, upon which the shares of that series shall be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by the Corporation;

            (h) the restrictions, limitations and conditions, if any, upon issuance of indebtedness of the Corporation so long as any shares of that series are outstanding; and

            (i) any other preferences and relative, participating, optional or other rights and limitations not inconsistent with law, the provisions of this ARTICLE FOURTH or any resolution of the Board of Directors pursuant hereto.

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            FIFTH: The business and affairs of the Corporation shall be managed by a Board of Directors. The directors shall be divided into three classes, designated Class I, Class II, and Class III. At the 1992 annual meeting of stockholders, Class I directors shall be elected for a term expiring at the 1993 annual meeting of stockholders, Class II directors for a term expiring at the 1994 annual meeting of stockholders and Class III directors for a term expiring at the 1994 annual meeting of stockholders. At each succeeding annual meeting of stockholders, successors to directors whose terms expire at that annual meeting shall be of the same class as the directors they succeed and shall be elected for three-year terms.

            A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office. Any newly created directorship resulting from an increase in the number of directors and any other vacancy on the Board of Directors, however caused, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected by one or more directors to fill a newly created directorship or other vacancy shall, without regard to the class in which the vacancy occurred, hold office until the next succeeding annual meeting of stockholders and until his or her successor shall have been elected and qualified. The term of a director elected by stockholders to fill a newly created directorship or other vacancy shall expire at the same time as the terms of the other directors of the same class.

            Advance notice of nominations for the election of directors other than nominations by the Board of Directors or a committee thereof shall be given to the Corporation in the manner provided in the Bylaws.

            Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66-2/3 percent of the outstanding shares of stock generally entitled to vote, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this ARTICLE FIFTH.

            SIXTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent required by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. No amendment or repeal of this ARTICLE SIXTH shall adversely affect any right or protection of a director of the Corporation existing hereunder immediately prior to such amendment or repeal.

            SEVENTH: Each person who is or was a director or officer of the Corporation, and each such person who is or was serving at the request of the Corporation as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the

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Corporation (including the heirs, executors, administrators and estate of such person) shall be indemnified by the Corporation, in accordance with the Bylaws of the Corporation, to the fullest extent permitted from time-to-time by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. The Corporation may, to the extent authorized from time-to-time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this ARTICLE SEVENTH. No amendment or repeal of this ARTICLE SEVENTH shall adversely affect any right or protection existing hereunder or pursuant hereto immediately prior to such amendment or repeal.

            EIGHTH: Any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly called annual or special meeting of the stockholders of the Corporation and may not be taken by consent in writing or otherwise.

            Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66-2/3 percent of the outstanding shares of stock generally entitled to vote, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this ARTICLE EIGHTH.

            NINTH: Except as otherwise required by law, and subject to the rights of the holders of any class or series of shares issued by the Corporation having a preference over the Common Stock as to dividends or upon liquidation to elect directors in certain circumstances, special meetings of the stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

            Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66-2/3 percent of the outstanding shares of stock generally entitled to vote, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this ARTICLE NINTH.

            TENTH: The Corporation expressly elects not to be governed by
Section 203 of the General Corporation Law of the State of Delaware.

            ELEVENTH: The Board of Directors shall have the power to adopt, alter, amend or repeal the Bylaws of the Corporation by vote of not less than a majority of the directors then in office. The holders of shares of capital stock of the Corporation entitled at the time to vote for the election of directors shall, to the extent such power is at the time conferred on them by applicable law, also have the power to adopt, alter, amend or repeal the Bylaws of the Corporation, provided that any proposal by a stockholder to adopt, alter, amend or repeal the Bylaws shall require for adoption the affirmative vote of the holders of at least 66-2/3 percent of the outstanding shares of stock generally entitled to vote, voting together as a single class.

            Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66-2/3 percent of the outstanding shares of

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stock generally entitled to vote, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this ARTICLE ELEVENTH.

            TWELFTH: The Corporation reserves the right to amend, change or repeal any provision contained in this Certificate of Incorporation in any manner now or hereafter permitted or prescribed by statute; provided, that no amendment shall change, repeal or make inoperative any of the provisions of ARTICLE FIFTH, ARTICLE EIGHTH, ARTICLE NINTH or ARTICLE ELEVENTH, except in accordance with the terms of that ARTICLE.

            IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed this 6th day of October, 1991.

                                            SALTON/MAXIM HOUSEWARES, INC.

                                                   /s/ Leon Dreimann
                                            ------------------------------------
                                            Name:
                                            Title:

Attest:

         /s/ David Sabin
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Name:
Title:

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